Exhibit 10.614

DATED	2005

WITHOUT PREJUDICE AND SUBJECT TO CONTRACT

(1)  CHIRON VACCINES HOLDING s.r.l.

(2)  JOHN LAMBERT

COMPROMISE AGREEMENT

THIS AGREEMENT is made on	2005

BETWEEN:

(1)                                           CHIRON VACCINES HOLDING s.r.l.-UK Branch whose registered office is at Symphony House,  7 Cowley Business Park, High Street, Cowley, Uxbridge UB8 2AD (the “Company”); and

(2)                                           JOHN LAMBERT of [Residence address] (the “Employee”).

1.                                                Definitions & Purpose of Agreement

1.1                                          In this Agreement, the following expressions have the following meanings:

the Acts

the Equal Pay Act 1970, the Employment Rights Act 1996, the Sex Discrimination Act 1975, the Race Relations Act 1976, the Trade Union and Labour Relations (Consolidation) Act 1992, the Disability Discrimination Act 1995, the Working Time Regulations 1998, the National Minimum Wage Act 1998, the Public Interest Disclosure Act 1998, the Transnational Information and Consultation of Employees Regulations 1999, the Part-time Workers (Prevention of Less Favourable Treatment) Regulations 2000, the Fixed-term Employees (Prevention of Less Favourable Treatment) Regulations 2002, the Employment Equality (Sexual Orientation) Regulations 2003 and the Employment Equality (Religion or Belief) Regulations 2003, all as subsequently amended from time to time;

the Contract of Employment	the contract of employment between the Company and the Employee dated 5 March 2001 as subsequently varied or amended;

the Date of Termination	February 28, 2005

the Group

means any company (wherever registered or incorporated) which is for the time being a subsidiary or a holding company of the Company or a subsidiary or holding company of any such company (as “subsidiary” and “holding company” are defined in the Companies Act 1985 (as amended)) or which is an associated company of any such company, as such term is defined in the Income and Corporation Taxes Act 1988 (as amended), including for the avoidance of doubt Chiron Corporation;

PAYE deductions	deductions made to comply with or to meet any liability of the Company to account for income tax and to comply with any obligation to make a deduction in respect of national insurance contributions;

Pension Plan	The executive pension plan for the Employee into which the Company pays £2,500 per month.

the Solicitor	the person named as the Solicitor in Schedule 1;

the Termination Payment	the payment referred to in Clause 4.

1.2                                 The parties have entered into this Agreement to record and implement the terms upon which they have agreed to settle all outstanding claims which the Employee has or may have against the Company or the Group arising out of or in connection with or as a consequence of his employment and/or its termination and his office as a director and/or its cessation.  The terms set out in this Agreement constitute the entire Agreement between the parties and are without admission of liability on the part of the Company or the Group.

1.3                                 The Company is entering into this Agreement for itself and as agent for and trustee of all Group companies. Each Group company shall be able to enforce in its own right the provisions of this Agreement which expressly or impliedly confer a benefit on that company subject to and in accordance with the provisions of the Contracts (Right of Third Parties) Act 1999.

2.             Date of Termination

The Employee’s employment with the Company terminated on the Date of Termination.  All Group directorships and positions of office and trust will be terminated on or before the date of termination.

3.             Payments to Date of Termination

3.1                                 The Employee has been or will be paid his normal salary and any accrued but untaken holiday entitlement and provided with all benefits for the period up to and including the Date of Termination.  It is agreed that the employee shall not be required to work for the Company or attend its offices during the period 11th to 18th February 2005 inclusive.

3.2                                 The Company will reimburse the Employee for his final expenses incurred up to the Date of Termination within 14 days of receipt of satisfactory evidence of expenditure in accordance with the Company’s current expenses policy.

3.3                                 All sums due from the Employee to the Company will be deducted from his final salary and/or the Termination Payment.  Any balance will be recoverable from the Employee as a debt.

4.                                       Termination payment

4.1                                 As compensation for termination and loss of office and without admission of liability, within 14 days of the later of this Agreement becoming binding in accordance with Clause 16 and the Date of Termination (and in either case after delivery of the Employee’s P45) , the Company will pay the Employee a Termination Payment of £900,000.

5.             Pension Plan

Subject to Clause 4 and without prejudice to the Employee’s accrued due pension rights and entitlement, the Employee’s active membership of the Pension Plan will cease with effect from the Date of Termination.  The Company will write to the Employee in due course to inform him of his rights and options (if any) in respect of his membership up to the Date of Termination.

6.             Legal fees

The Company agrees, subject to receipt of an invoice from the Employee’s Solicitor, to pay up to a maximum of £2,000 plus VAT as a contribution towards the Employee’s legal fees incurred exclusively in connection with the termination of his employment and to pay it within 21 days of receipt of invoice.  Any invoice should be addressed to the Employee but expressed to be payable by the Company and sent under private and confidential cover to Ed Hoskin at Chiron Vaccines Human Resources, Florey House, Robert Robertson Avenue, Oxford Science park, Oxford OX4 4GH.  Notwithstanding the termination of the Employee’s employment, the Company undertakes and agrees that the Employee will remain covered by the Company’s Directors and Officers Insurance in accordance with the terms of the policy. As stated in Clause 7 of the Indemnification Agreement of August 1,

2004 between the Employee and Chiron Corporation, the Indemnification Agreement continues in effect after the Date of Termination.

7.             Taxation

7.1                                 The parties understand that in accordance with current tax legislation, the first £30,000 of the total of payments made under Clause 4 above is not subject to tax (although the Company gives no warranty to this effect) and therefore it will be paid without deduction of tax. The balance of payments under Clause 4 (save for any qualifying contribution to the Pension Plan) and all other sums to be paid to the Employee under this Agreement will be subject to PAYE deductions.

7.2                                 The Employee will be responsible for the payment of any tax and employee’s national insurance contributions referable to the Termination Payment and all other payments and the provision of benefits set out in this Agreement in excess of any PAYE deductions made by the Company.  The Employee hereby agrees to indemnify the Company and the Group on a continuing basis against all such liabilities, including any interest, penalties, reasonable costs and expenses (other than those incurred as a result of any default or delay by the Company) which any such company may incur in respect of or by reason of such payments or the provision of such benefits.  If the Company becomes aware that any such liabilities may arise, it will provide as soon as reasonably practicable relevant details and documents to the Employee so that he is given the reasonable opportunity at his own expense to dispute any such payment with the Inland Revenue or other relevant authority.

8.             Return of property and resignation of directorships

8.1                                 On or immediately after the Date of Termination, the Employee will return to the Company all credit cards, keys, his security pass, all computer disks, mobile telephone, any laptop computer, facsimile machine, all documents and copies together with all other property belonging to the Company or the Group or relating to its or their business in his possession or control except for such property as the parties agree in writing that the Employee may retain.

8.2                                 The Employee will immediately resign as director of Chiron Vaccines Limited and from other Group companies by signing and delivering to the Company a letter of resignation in the form of the draft in Schedule 3.
The Company undertakes thereupon to make any required filings with Companies House.  The Employee will immediately on receipt of a written request by the Company do everything the Company may require (including executing documents) to resign from all other directorships, offices or other positions including trusteeships which he holds by virtue of his employment with the Company and any Group companies.

9.             Warranties and representations

9.1                                 In consideration of the sum of £100 (less PAYE deductions), the Employee warrants and represents to the Company that up to and as at the Date of Termination the Employee:

9.1.1                        has not done or failed to do anything amounting to a repudiatory breach of the express or implied terms of his employment with the Company or which, if it had been done or omitted after the execution of this Agreement, would have been in breach of any of its terms;

9.1.2                        is not aware of any matters relating to any acts or omissions by him or any director, officer, employee or agent of the Company (or any Group company) which if disclosed to the Company would or might affect its decision to enter into this Agreement.

10.           Confidentiality and other restrictions

10.1                             The Employee accepts and agrees that his express and implied duties relating to confidential information and post-termination activities continue after the Date of Termination.  In particular, but without limitation, the Employee affirms the duties and restrictions in the Contract of Employment and the obligations of confidentiality contained in it.

10.2         The Employee further agrees and undertakes that he will not:

10.2.1                  make or publish any statement to a third party concerning this Agreement, the dispute settled by it or the circumstances surrounding the termination of the Employee’s employment and directorships; or

10.2.2                  make or publish any derogatory or disparaging statement concerning the Company or Group or do anything in relation to the Company, any Group company or any officers or employees of the Company or any Group company which is intended to or which might be expected to damage or lower their respective reputations, provided always that the Employee will not be prevented from making a disclosure:

(i) for the purposes of seeking legal or accounting advice in relation to this Agreement provided the professional adviser is bound by a duty of confidence;

(ii) to the proper authorities as required by law;

(iii) to his wife or partner provided such person agrees to maintain confidentiality; or

(iv) consistent with the terms and spirit of the agreed reference referred to in Clause 11.

10.3                           The Employee warrants that he has not done or failed to do anything, including, without limitation, published any statement or authorised or permitted anyone else to do so prior to the date of this Agreement, which would constitute a breach of Clauses 10.1 or 10.2 if it had occurred after the date of this Agreement.

11.           References

Any written reference which any third party may request the Company to give in relation to the Employee will be given only by Anne Hill, Vice President, Human Resources, Chiron Corporation and will be given in or substantially in the terms set out in Schedule 2.  Any reference or follow up information given orally will be consistent with the terms and spirit of the agreed written reference.  This clause is subject to the proviso that the Company will cease to be obliged to provide a reference, whether written or oral, in the agreed terms if after the signing of this Agreement new facts come to the Company’s attention which make the agreed reference substantially and materially incorrect.

12.           Full and final settlement

12.1                             This Agreement has effect for the purpose of compromising without any admission of liability on the part of the Company or any Group companies by means of full and final settlement all claims in all jurisdictions whether known or not under contract, tort, statute or otherwise which the Employee has at the date of this Agreement or which may arise in future against the Company or any Group companies and its or their respective officers and employees arising out of or in connection with or as a consequence of his employment and/or its termination including in particular for the avoidance of doubt the following claims which the Employee has raised or intimated:

12.1.1                  damages for breach of contract howsoever arising including in respect of stigma;

12.1.2                  outstanding pay, holiday pay (including under the Working Time Regulations 1998), overtime, bonuses, commission and benefits in kind;

12.1.3                  unfair dismissal; and

12.1.4                  a redundancy payment whether statutory or other;

but excluding any claim:

(i)                                     in respect of accrued pension rights under the Pension Plan;

(ii)                                  for personal injury; or

(iii)                               for the sums and benefits due to him pursuant to this Agreement.

12.2                             The Employee acknowledges that the Company is entering into this Agreement in reliance on the warranties, representations and waivers in this Agreement. The Employee agrees that if he breaches any of these warranties or representations, without prejudice to any other rights or remedies of the Company or any Group company arising from such action, he will repay to the Company a sum equivalent to the aggregate value (excluding the statutory redundancy payment) of the payments made under Clause 4 above after deduction of all tax and national insurance due, including any excess tax.  Furthermore he agrees that in such circumstances the said sum is recoverable from him by the Company as a debt.

12.3                             The Employee further agrees without prejudice to any other rights or remedies of the Company or any Group company arising from such action and if and to the extent that he has not repaid the relevant payments pursuant to Clause 12.2 that if he institutes or continues any proceedings against the Company or any Group company of a kind set out in Clause 12.1 and if the award made to the Employee in respect of such proceedings:

12.3.1                  exceeds the sum referred to in Clause 12.2, then such sum will be set off against the award in full; or

12.3.2                  is less than the sum referred to in Clause 12.2, then the Employee will repay to the Company the difference between such sum and the award.

13.           No knowledge of other claims

13.1                             The Employee confirms that he is aware of no other claim or grounds to make a claim against the Company or any Group companies in relation to any other matters howsoever arising.

13.2         The Employee represents and warrants that:

13.2.1                  he has instructed the Solicitor to advise as to whether he has or may have any claims, including statutory claims, against the Company arising out of or in connection with his employment or its termination;

13.2.2                  he has provided the Solicitor with all available information which the Solicitor requires or may require in order to advise whether he has any such claims; and

13.2.3                  the Solicitor has advised him that on the basis of the information available to the Solicitor his only claims or particular complaints against the Company whether statutory or otherwise, are those listed in Clause 12 of this Agreement and that he has no other claim against the Company, whether statutory or otherwise.

14.           Compliance with statutory provisions

14.1                             This Agreement satisfies the conditions regulating compromise agreements and compromise contracts under such of the Acts as are relevant.

14.2         The Employee confirms that:

14.2.1                  he has received advice from the Solicitor (who is a relevant independent adviser within the meaning of the Acts) as to the terms and effect of this Agreement and in particular its effect on his ability to pursue his rights before an Employment Tribunal; and

14.2.2                  he will procure that the Solicitor signs the Certificate in Schedule 1.

15.                                 Litigation assistance

15.1                           The Employee agrees and undertakes that he will provide all reasonable assistance and co-operation that the Company or any other company in the Group may request with respect to any claim,  civil or criminal litigation, appeal, or judicial, arbitral or investigative inquiry review or other proceedings initiated by any private party or by any regulator, governmental entity or self-regulatory organization (collectively, “legal proceedings”) involving the Company or the Group, whether in the United Kingdom or elsewhere, and whether such legal proceedings arise, have arisen or are threatened on, before or after the Date of Termination, for the purpose of helping the Company or any Group company to consider dispute, resist, appeal, compromise or defend such legal proceedings.

15.2                           The Employee further agrees that he shall provide all reasonable cooperation to the Company and its legal advisers with respect to any legal proceedings that relate to or arise from any matter with which he was involved during his employment with the Company, or that concerns any matter of which the Employee has information or knowledge.  The Employee’s duty of co-operation includes, but is not limited to: (i)  discussing matters, including telephone conversations, corresponding (including email correspondences) and meeting with the Company’s legal advisers in person at mutually convenient times and places in order to state truthfully his recollection of events; (ii) appearing at the Company’s request as a witness at depositions, hearings or trials, without the necessity of a subpoena, or witness order, in order to state truthfully the Employee’s knowledge of matters at issue; and (iii) signing at the Company’s request declarations, statements and/or affidavits that truthfully state matters of which the Employee has knowledge.  In the event that an unwaivable conflict of interest arises in connection with any Fluvirin-related subject that the Employee requires separate counsel, the Company agrees to reimbursement for the reasonable costs of said representation by a mutually acceptable counsel.

15.3                           The Company undertakes and agrees that it shall at all times be responsible for all costs and expenses incurred by the Employee in complying with his obligations under this Clause 15.

16.                                 Stock options

In accordance with the terms of any stock option grants made to you by the Company’s Group, you have three (3) months from the Date of Termination to exercise any options vested as at that time.  You will receive from the Company’s Stock Plan Manager a Closing Statement which shows any vested and exercisable options as of the Date of Termination and the last date by which you can exercise these options.  This statement will be sent via mail to your home address.  If you do not receive the statement within 14 days from your termination date, please contact Anne Hill.

17.           Without prejudice

Notwithstanding that this Agreement is marked “without prejudice and subject to contract”, it will, when dated and signed by all the parties named below and accompanied by the Certificate in Schedule 1 signed by the Solicitor become an open and binding agreement between the parties.

18.                                 Restrictive covenants

In this clause:

“Relevant Period” means the period of 12 months ending with the termination date.

“Restricted Client” means any person, form, company or other entity who was at any time in the Relevant Period a client of the company or of an affiliate and with whom the employee had Material Dealings.

“Prohibited Business” means the business carried on by the company and its subsidiaries at the termination date.

“Material Dealings” means receiving instructions from, advising or acting for the restricted Client.

“Key Employee” means each employee of the company or of an affiliate employed in a managerial capacity or dealing directly with a Restricted Client whom the employee has managed or worked directly with during the Relevant Period.

18.1                           The Employee shall not so as to compete with the company or an affiliate during the period of 12 months after the termination date directly or indirectly on his own account or on behalf of or in conjunction with any person, firm, company or other organisation without prior permission of the company in writing according to the Permissions Protocol below canvass or solicit or by any other means seek to conduct or conduct Prohibited Business with any Restricted Client with whom the employee shall have had Material Dealings in the course of his duties to the company at any time in the Relevant Period or with whom and to the knowledge of the employee any employee of the company or of an affiliate reporting directly to him shall have had Material Dealings in the course of his duties to the company or the affiliate in the Relevant Period.

18.2                           The Employee shall not during the period of 12 months after the termination date without prior permission of the company in writing according to the Permissions Protocol below directly or indirectly induce or seek to induce any Key Employee of the company or of an affiliate at the termination date to leave the employment of the company or of an affiliate whether or not this would be a breach of contract on the part of the Key Employee.

18.3                           The Employee may contact the Chief Executive Officer of the Company to request permission to conduct himself in a manner which would otherwise amount to a breach of clause 17.1 and/or 17.2 above. If the Employee does, he shall do so in writing setting out the reasons for his request and providing telephone, email and postal contact details. The Company may, at its absolute discretion (and in any event without providing reasons) either grant or deny permission or request further details. The Company shall take any one of these steps within 28 days of receipt of the Employee’s written communication. The effect of any permission granted by the Company shall be that it waives its rights under clause 17.1 and/or 17.2 to the extent of the permission granted for the period granted.

19.          Governing law and jurisdiction

This Agreement is governed by the law of England and Wales and any dispute is subject to the exclusive jurisdiction of the courts and tribunals of England and Wales.

SCHEDULE 1

ADVISER’S CERTIFICATE

I confirm that:

1.                                                I am a relevant independent adviser within the meaning of the Employment Rights Act 1996 (as amended).

2.                                                I have advised the Employee on the terms and effect of the Agreement and in particular its effect on his ability to pursue a claim before an Employment Tribunal.

3.                                                There is in force a contract of insurance covering the risk of a claim by the Employee in respect of loss arising in consequence of the advice.

Solicitor’s signature	/s/ C Hugo

Solicitor’s name	CHRISTOPHER HUGO
(capitals)

Firm’s business address	Knocker & Foskett
The Red House
50 High Street
Sevenoaks, Kent TN13 1JL

Date	16th February 2005

SCHEDULE 2

LETTER OF REFERENCE

Statement of Reference for John Lambert

John Lambert was employed by Chiron Corporation for the period 5th March 2001 to 28th February 2005 as President of Chiron Vaccines and Vice President, Chiron Corporation.  John served on the Executive Committee of Chiron Corporation during this period.  John was a Section 16b officer of the corporation and was on the boards of directors of numerous Chiron subsidiary companies around the world.

John was primarily responsible for the global vaccines business of Chiron from basic discovery through development, manufacturing and commercialization of vaccines.  John identified and spearheaded the acquisition of PowderJect PLC in the U.K.

John publicly represented Chiron’s messages and policies in a variety of policy and industry organizations and notably represented the global vaccines industry by holding the industry representative seat on the Board of the Global Alliance for Vaccines and Immunizations.

If there are follow up questions, please call me at ++1 510 923 3080.

Anne Hill

Vice President

Human Resources

Chiron Corporation

SCHEDULE 3

DRAFT LETTER OF RESIGNATION

(if required)

The Directors

Chiron Vaccines Limited

[other companies?]

[                    ] 2005

Dear Sirs

Please accept this letter as formal notice of my resignation as a Director of the Company.  I confirm I have no claim against the Company for loss of office or otherwise as a result of my resignation.  My resignation is to be effective at close of business on [            ] 2005.

Please arrange for particulars of my resignation to be filed with the Registrar of Companies.

Yours faithfully

/s/ John A. Lambert

John Lambert

IN WITNESS whereof this Agreement has been signed on behalf of the Company [and the Group] and executed and delivered as a deed by the Employee the day and year first above written.

SIGNED by [ ]	)

Duly authorised for and on behalf of	)

THE COMPANY and the GROUP	)	/s/ Linda Short
LINDA SHORT

EXECUTED and DELIVERED AS A DEED

By EMPLOYEE	/s/ John A. Lambert

John Lambert

In the presence of:

Name:	WJ Cowik

Signature:	/s/ WJ Cowik

Address:	13 Crossfield Rd.
P/R [Princes Risborough]
Bucks [Buckinghamshire] HP27 [OHM]